UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/16/2005

America's Car-Mart, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-14939

Texas	63-0851141
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

802 Southeast Plaza Avenue
Suite 200
Bentonville, Arkansas 72712
(Address of Principal Executive Offices, Including Zip Code)

479-464-9944
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On September 16, 2005, America's Car Mart, Inc. (the "Company") hired Jeffrey A. Williams as its Chief Financial Officer, effective October 1, 2005. A description of the compensation payable to Mr. Williams in connection with his employment is contained in Item 5.02 below and such description is incorporated herein by reference.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 16, 2005, America's Car Mart, Inc. hired Jeffrey A. Williams as its Chief Financial Officer, effective October 1, 2005.

Mr. Williams, age 42, is a certified public accountant. From October 2004 until his employment by the Company, he served as the Chief Financial Officer of Budgetext Corporation, a distributor of new and used textbooks. From February 2004 to October 2004, Mr. Williams was the President and founder of Clearview Enterprises, LLC, a regional distributor of animal health products. From January 1999 to January 2004, Mr. Williams was Chief Financial Officer and Vice President of Operations of Wynco, LLC, a nationwide distributor of animal health products, and was made its President in January 2004. There are no family relationships between Mr. Williams and any director or executive officer of the Company. Excluding his employment, there are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Williams has any direct or indirect material interest.

Mr. Williams will be paid a salary of $175,000 per calendar year plus a bonus, which is currently expected to be $25,000 for the seven months ending April 30, 2006. Mr. Williams will be provided an automobile by the Company and will receive health insurance coverage for him and his family.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

America's Car-Mart, Inc.

Date: September 21, 2005.	By:	/s/ Mark D. Slusser
Mark D. Slusser
Chief Financial Officer, Vice President Finance and Secretary (Principal Financial and Accounting Officer)